Exhibit 10.2

AMENDMENT TO SETTLEMENT AGREEMENT

This amendment (“Amendment”) to the Settlement Agreement attached as Exhibit A (“Agreement”), is made and entered into, by all of the signatories below, effective as of November 3, 2025 (“Amendment Effective Date”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

WHEREAS, Biote has timely paid to the Trust, on behalf of all of the Donovitz Entities, forty-seven million two hundred forty-three thousand three hundred ninety-two dollars and fifty cents ($47,243,392.50) of the Settlement Sum;

WHEREAS, Donovitz, on behalf of himself and all of the Donovitz Entities, and Biote have agreed that Biote will make a lump sum payment of eighteen million five hundred thousand dollars ($18,500,000.00) in full satisfaction of Biote’s obligation to pay the remaining portion of the Settlement Sum pursuant to the schedule set forth in Section 2 of the Agreement.

NOW, THEREFORE, in consideration of the below mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.
Payment. Sections 2.B.ii and 2.B.iii of the Agreement are hereby deleted in their entirety and replaced with the following: “On or before January 2, 2026, Biote will buy the remaining portion of the Paired Interests and Class A Shares beneficially owned by the Donovitz Entities from the Donovitz Entities for a cash payment of eighteen million five hundred thousand dollars ($18,500,000.00).” In Section 2.A of the Agreement, “seventy-six million eight-hundred sixty-five thousand eighty-eight dollars and seventy-five cents ($76,865,088.75)” is deleted and replaced with “sixty-five million, seven hundred forty-three thousand, three hundred ninety-two dollars and fifty cents ($65,743,392.50).”
2.
Ownership of Shares/Units. Donovitz, on behalf of himself and all of the Donovitz Entities, represents and warrants that: (a) the Donovitz Entities are the sole beneficial owner of the remaining portion of the Paired Interests and Class A Shares referenced in Section 1 of this Amendment, and (b) such Paired Interests and Class A Shares have not been assigned, transferred, or otherwise encumbered them by way of subrogation, contract, operation of law or otherwise.
3.
Transfer of Shares/Units. Promptly (and in any event within five business days) after receipt of the payment set forth in Section 1 of this Amendment, the Donovitz Entities will either (i) deliver to Biote the certificate(s), if any, representing the Holdings Units, Class A Shares, and Class V Shares beneficially owned by the Donovitz Entities purchased thereby, together with any other necessary instruments of transfer (including a duly executed stock power); or (ii) initiate with the appropriate transfer agent the transfer of the Holdings Units, Class A Shares, and Class V Shares beneficially owned by the Donovitz Entities purchased thereby, together with any other necessary instruments of transfer (including a duly executed stock power). Biote and Holdings may update their books and records to reflect these transfers upon delivery of payment, without any further action by the Donovitz Entities.

4.
Releases. In Section 1.B of the Agreement, the references to “Effective Date” in the definition of “Claims” are changed to “Amendment Effective Date.” Donovitz and Biote confirm their understanding that, as amended, the Mutual General Releases and Covenants Not to Sue in Section 8 of the Agreement include but are not limited to: a) any claim that Donovitz and the Donovitz Entities has brought or might bring in the future arising out of the use by the Biote Entities, any Affiliate thereof, or any medical provider or clinic that the Biote Entities currently or have in the past contracted with, of the name, image or likeness of Donovitz in any form or fashion, such being also considered Released Claims; and b) any claim for contribution or indemnity arising out of any alleged conduct of either Donovitz or the Biote Entities prior to the Amendment Effective Date, such being also considered Released Claims. For purposes of further clarity, Donovitz agrees that neither the Biote Entities, any Affiliate thereof, or any provider or clinic that the Biote Entities currently or have in the past contracted with, shall be prohibited from using in the future the name, image or likeness of Donovitz in any form or fashion that any of those parties currently possess.
5.
Dismissal of Legal Proceedings. Within 3 business days of the Amendment Effective Date, the Persons bringing the following legal proceedings shall file whatever papers are necessary to effectuate a stipulated dismissal with prejudice, with each Persons involved in those proceedings bearing their own costs, and all Persons involved in those proceedings shall cooperate with those efforts to obtain such dismissals:
A.
Gary S. Donovitz, M.D. v. BioTE Medical, LLC, Cause No. DC-24-21607, pending in the 101st Judicial District Court, Dallas County, Texas;
B.
BioTE Medical, LLC v. Gary S. Donovitz, M.D., C.A. No.: 2024-1304- JTL, pending in the Court of Chancery of the State of Delaware;
C.
Gary S. Donovitz, M.D. v. BioTE Medical, LLC; No. 71, 2025; pending in the Supreme Court of the State of Delaware;
D.
Settlement Agreement dispute resolution proceeding before Chancellor Chandler initiated by email from Richard Rollo on October 7, 2025, involving biote Corp., BioTE Medical, LLC, BioTE Holdings, LLC, and Gary S. Donovitz, M.D.
6.
Extension of Restrictive Covenants. The time periods of the restrictive covenants set forth in Sections 4.A. and 4.B. of the Agreement are extended, and the restrictive covenants set forth in such Sections shall continue in full force and effect, until April 24, 2027. For the sake of clarity, this amends the language stating “[u]ntil two years after the Effective Date.”
7.
Cooperation in Tort Litigation. Donovitz and the Biote Entities acknowledge that they remain co-defendants in several pending lawsuits involving tort allegations, which they believe to be meritless. In connection with that litigation or any later-filed similar litigation (collectively the “Tort Litigation”), and in recognition of their aligned interests, Donovitz and the Biote Entities agree as follows:
A.
Unified Defense Effort. Donovitz and the Biote Entities shall, to the fullest extent practicable, pursue a coordinated and unified defense in the Tort Litigation, including aligning strategy, arguments, and factual positions on issues of common interest. Donovitz and the Biote Entities shall work collaboratively to avoid inconsistent positions, duplicative efforts, or actions that could adversely affect their aligned interests.

B.
Mutual Cooperation. Donovitz and the Biote Entities shall each reasonably cooperate with the others in the defense of the Tort Litigation, including but not limited to:
1.
exchanging relevant non-privileged information, documents, and materials;
2.
coordinating discovery responses, witness preparation, and expert engagements;
3.
consulting in advance on major litigation filings, motions, and trial strategy where feasible; and
4.
participating in joint meetings, conferences, or strategy sessions to maintain consistency in defense presentation.

C.
Joint Defense Privilege. All information exchanged or communications in the Tort Litigation made pursuant to this provision are intended to further a joint defense effort and are subject to the protections of the joint defense and common interest privileges. Nothing herein shall be construed as a waiver of the attorney– client privilege, attorney work product doctrine, or any other applicable privilege or protection.
D.
Independent Judgment. Notwithstanding the foregoing, nothing in this provision shall obligate either Donovitz or the Biote Entities to take any position or action in the Tort Litigation that, in their good faith judgment, would materially prejudice their individual defense, legal rights, or interests in the tort litigation or any other proceeding.
E.
Costs. Unless otherwise agreed in writing, Donovitz and the Biote Entities shall each bear their own costs and expenses incurred in connection with this cooperation and unified defense effort in the Tort Litigation.

F.
Continuing Effect. The obligations under this provision shall remain in effect until the final resolution of the Tort Litigation, including all appeals.

8.
Continuation Of Agreement. Except as expressly modified by this Amendment, the Agreement (including all exhibits thereto) remains in full force and effect.

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IN WITNESS WHEREOF, the Parties have executed this Amendment, as of the Amendment Effective Date, intending to make it a document under seal.

/s/ Dr. Gary S. Donovitz	/s/ Bret Christensen
DR. GARY S. DONOVITZ	BIOTE CORPORATION

/s/ Dr. Gary S. Donovitz	/s/ Bret Christensen
THE GARY S. DONOVITZ 2012 IRREVOCABLE TRUST	BIOTE MEDICAL, LLC

/s/ Dr. Gary S. Donovitz	/s/ Bret Christensen
BIOTE MANAGEMENT LLC	BIOTE HOLDINGS, LLC

/s/ Marc D. Beer
MARC. D. BEER

/s/ Teresa S. Weber
TERESA S. WEBER

/s/ Dana Jacoby
DANA JACOBY

/s/ Mark Cone
MARK CONE

/s/ Mary Elizabeth Conlon
MARY ELIZABETH CONLON

/s/ Andrew Heyer
HAYMAKER SPONSOR III LLC

/s/ Andrew Heyer
ANDREW HEYER

/s/ Steven J. Heyer
STEVEN J. HEYER

/s/ Ann Mooney
COOLEY LLP